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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 13, 2009, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings
Chairman and Chief Executive Officer

March 27, 2009

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 13, 2009, at 1:00 p.m. to consider and vote upon:

1.	The election of the five directors named in the attached proxy statement for a term expiring at the 2010 annual meeting of shareholders

2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009;

3.	A proposal by a shareholder of the Company; and

4.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as is contemplated by the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk
Executive Vice President, Chief Legal Officer & Secretary

March 27, 2009

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 13, 2009, and at any adjournment thereof. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March 27, 2009.

Voting at the Meeting

The Board has fixed the close of business on March 16, 2009 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 62,559,434 shares of the Company’s common stock, each of which will be entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

The Company’s Amended and Restated By-Laws require the affirmative vote of a majority of the votes cast at the meeting for all matters to be voted upon by shareholders at the meeting. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The shareholder proposal regarding an advisory vote on executive compensation requires a beneficial owner’s instructions to a broker. No other voting items for this meeting involve the potential for broker non-votes. Broker non-votes are not treated as votes cast for purposes of the shareholder proposal and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors

In 2008, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation to eliminate the classified board structure and to provide instead for the annual election of directors. As approved by shareholders, this change will be phased in over time, so that as the terms of sitting directors expire they will, if renominated, stand for reelection to one-year terms. Each of the five nominees to be voted on at the Annual Meeting would, accordingly, be elected to serve a one-year term. All of the nominees are currently directors of the Company. They are Kriss Cloninger III, Joe R. Lee, Bob Marbut, David R. Parker and J. Patrick Spainhour.

Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

Nominees for Election as Director for a Term Expiring in 2010:

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Age 61. First elected: 2003.

JOE R. LEE, Retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Mr. Lee serves as a director of SunTrust Bank of Central Florida, N.A. Age 68. First elected: 1996.

BOB MARBUT, Chairman and Co-CEO of Argyle Security, Inc., (and its predecessor company) a solutions and service provider in the physical electronic security industry since July 2005. Concurrently, since December 2004, he has served as Executive Chairman of Electronics Line 3000 Ltd., an electronic security technology company, and as Chairman of its subsidiary SecTecGLOBAL, Inc. from January 2003 through December 2007. Mr. Marbut serves as a director of Hearst-Argyle Television, Inc., Valero Energy Corporation and Argyle Security, Inc. Age 73. First elected: 1996

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005, after serving as Managing Director of the firm since January 2003. Mr. Parker serves as a director of Spherion Corporation. Age 65. First elected: 1997.

J. PATRICK SPAINHOUR, CEO of The ServiceMaster Company, a national residential and commercial services company, and CEO of ServiceMaster Global Holdings, Inc. since May 2006, after serving as Chairman and CEO of Ann Taylor Stores Corporation from 1996 until 2005. Mr. Spainhour is a director of Circuit City Stores, Inc. and The ServiceMaster Company. Age 58. First elected: 2005.

Vote Required

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the Inspector or Inspectors of Election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office:

CATHERINE A. BERTINI, Professor of Public Administration, Syracuse University, since August 2005, and a Senior Fellow, Agricultural Development, Bill and Melinda Gates Foundation since June 2007, after serving as Under Secretary General for Management of the United Nations since 2003. Prior thereto, Ms. Bertini was the Executive Director for the World Food Program of the United Nations for ten years. Term expires 2011. Age 58. First elected: 2005.

DR. RITA BORNSTEIN, Ph.D., President Emerita of Rollins College, an independent comprehensive liberal arts college, after retiring in 2005. Term expires 2010. Age 72. First elected: 1997.

CLIFFORD J. GRUM, Retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging, building products and financial services. Mr. Grum retired from his position at Temple-Inland Inc. in 1999. Term expires in 2011. Age 74. First elected: 1996.

E.V. GOINGS, Chairman and Chief Executive Officer since October 1997. Mr. Goings serves as a director of R.R. Donnelley & Sons Company. Term expires 2010. Age 63. First elected: 1996.

ANGEL R. MARTINEZ, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005, after serving as President & CEO of Keen LLC, an outdoor footwear manufacturer, since April 2003. Mr. Martinez also serves as a director of Deckers Outdoor Corporation. Term expires 2011. Age 53. First elected: 1998.

ROBERT J. MURRAY, Retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from December 1995 until January 2004. Mr. Murray serves as a director of Delhaize Group, IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Term expires 2011. Age 67. First elected: 2004.

JOYCE M. ROCHÉ, President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, since September 2000. Ms. Roché serves as a director of AT&T Inc., and Macy’s Inc. Term expires 2010. Age 61. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners LLC, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Prior thereto, Ms. Szostak served as Executive Vice President and Corporate Director of Human Resources of FleetBoston Financial Corporation, a diversified financial services company, since October 1998, as well as Chief Executive Officer of Fleet Bank of Rhode Island, a unit of FleetBoston Financial Corporation, from October 2001 until June 2004. Ms. Szostak serves as a director of Belo Corporation, Dr. Pepper Snapple Group, and Spherion Corporation. Term expires 2010. Age 58. First elected: 2000.

Board Committees

The Audit, Finance and Corporate Responsibility Committee, which held seven meetings in 2008, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. Members of this Committee are Mr. Cloninger (Chairperson), Ms. Bertini, Dr. Bornstein, and Messrs. Grum, Martinez and Murray. All such members are independent in accordance with New York Stock Exchange listing standards and the Board has determined that one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

The Compensation and Management Development Committee, which held six meetings in 2008, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Committee establishes the executive compensation objectives of the Company, and administers the Company’s compensation program within the context of those objectives. This Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for corporate officers, and recommends for the approval of the full Board of Directors the salaries and incentive programs for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While this Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, the Committee as a general matter delegates this role to senior management. The Company’s executive vice president and chief human resources officer and chief executive officer recommend all officer-level compensation actions, except that the Chief Executive Officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages, as authorized by its charter. In 2008, the Committee engaged the services of Hewitt & Associates LLC to provide a variety of services, including evaluations of performance target practices and executive compensation trends. Members of this Committee are Ms. Roché (Chairperson), Ms. Szostak and Messrs. Lee, Marbut, Parker and Spainhour. All such members are independent in accordance with New York Stock Exchange listing standards.

The Nominating and Governance Committee, which held three meetings in 2008, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee conducts a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board. The Committee’s criteria for consideration as a candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization, experience as a chief executive officer, chief operating officer or other senior position with a public company, or possession of financial expertise. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria and promising candidates are interviewed by the chairperson of the committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, concerns over independence and financial literacy or expertise. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Committee. The Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Committee using the same criteria used to evaluate other director candidates. The Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. This Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Committee does request the recommendation of the Company’s chief executive officer. This Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. Members of this Committee are Mr. Parker (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger, Grum and Murray, and all such members are independent in accordance with New York Stock Exchange listing standards. Mr. Parker also serves as the Company’s Presiding Director.

The Executive Committee, which did not meet in 2008, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Grum and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2008. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company’s website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s directors attended the Annual Meeting of Shareholders in 2008, except for Messrs. Cloninger and Martinez.

Corporate Governance

The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. The codes apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. Current copies of these corporate governance documents may be viewed by accessing the Company’s website at www.tupperwarebrands.com. Copies of these documents may also be obtained through a request in writing to the Corporate Secretary’s Department, Tupperware Brands Corporation, P.O. Box 2353, Orlando, Florida 32802, USA. The Company will, to the extent required by law or regulation, disclose on its website if and when there are any waivers of or amendments to its code of conduct or code of ethics.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution, if so determined, and oversees any reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers or the Board of Directors are located at TupperwareBrands.com\Investor Relations\Corporate Governance\Governance Documents\Code of Conduct. While this communications access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites its use by shareholders on any topic of interest in order to keep the Board aware of matters of concern to shareholders, by accessing the means for contacting directors at TupperwareBrands.com\Investor Relations\Corporate Governance\Board of Directors. These procedures allow for such communications to be confidential, and if desired, anonymous. Interested parties may also contact the Company’s non-management directors by writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. The website also includes an online form that may be used to communicate electronically. Lastly, communication may be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to 770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware”. The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Company has established the position of Presiding Director, which position is presently filled by David R. Parker. The Presiding Director acts as the chairperson of the executive sessions of the non-management members of the Board and currently serves as the Chair of the Nominating and Governance Committee, in addition to having other duties.

The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such director is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and the categorical standard discussed below, and therefore that each such member is independent, in accordance with New York

Stock Exchange listing standards: Catherine A. Bertini, Rita Bornstein, Kriss Cloninger, III, Clifford J. Grum, Joe R. Lee, Bob Marbut, Angel R. Martinez, Robert J. Murray, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak. The Board of Directors has adopted a categorical standard which permits a transaction, relationship or arrangement between an organization with which a director is affiliated and the Company to exist in which the annual financial amount involved does not exceed the greater of $1 million or two percent of the consolidated gross revenue of the Company or the organization with whom the non-management director is affiliated, whichever is lower. Any such permitted transaction, relationship or arrangement shall be deemed immaterial and shall not constitute a conflict of interest preventing a determination that a director is independent. In determining that Ms. Roché is independent, the Board of Directors considered financial contributions by the Company to Girls, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned by each of the directors, by each of the executive officers named in the Summary Compensation Table and by all directors and all executive officers of the Company as a group on March 16, 2009, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 3.35 percent. Directors and officers as a group own 7.06 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 16(1)	Restricted Stock(2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Catherine A. Bertini	7,362	—	4,384	1,500	—	13,246
Rita Bornstein	12,778	—	18,769	1,500	—	33,047
Kriss Cloninger III	13,576	—	12,384	1,500	—	27,460
R. Glenn Drake	29,731	—	215,266	—	6,727	251,724
E.V. Goings	302,717	69,632	1,473,700	250,000	3,190	2,099,239
Clifford J. Grum	71,055	23,000	384	1,500	—	95,939
David T. Halversen	14,094	—	128,800	—	10,616	153,510
Simon C. Hemus	11,730	—	75,832	100,000	1,619	189,181
Joe R. Lee	27,791	—	22,384	1,500	—	51,675
Bob Marbut	14,657	—	20,384	1,500	—	36,541
Angel R. Martinez	1,183	9,108	17,384	1,500	—	29,175
Robert J. Murray	11,962	—	8,384	1,500	—	21,846
David R. Parker	16,073	—	20,884	1,500	—	38,457
Michael S. Poteshman	20,998	—	122,199	—	3,463	146,660
Joyce M. Roché	15,578	—	12,576	1,500	—	29,654
J. Patrick Spainhour	6,086	—	384	1,500	—	7,970
M. Anne Szostak	11,965	—	12,384	1,500	—	25,849

Subtotal	589,336	101,740	2,166,482	368,000	25,615	3,251,173

All directors and executive officers as a group (29) (including the individuals named above)	694,498	120,591	3,162,940	375,247	66,050	4,419,326

(1)

Includes stock options granted under the Company’s 1996, 2000, 2002 and 2006 Incentive Plans and Director Stock Plan. In addition it includes the estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan at the end of the first quarter 2009.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, N.A.	5,027,572	(1)	8.11
45 Fremont Street San Francisco, CA 94105

FMR LLC	3,693,843	(2)	5.96
82 Devonshire St. Boston, MA 02109

(1)

Based upon a Schedule 13G filed on February 5, 2009, as of December 31, 2008, Barclays Global Investors, N.A. indirectly held 5,027,572 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to such shares and sole voting power with respect to 4,443,501 of such shares. The entities comprising the Barclays Global Investors group are: Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited; and Barclays Global Investors (Deutschland) AG.

(2)

Based upon a Schedule 13G filed on February 17, 2009, as of December 31, 2008, FMR LLC indirectly held 3,693,843 shares of Tupperware Brands Corporation common stock, with sole voting power over all such shares and shared dispositive power with respect to all such shares. The entities comprising the FMR LLC group are Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors Trust Company (“Pyramis”). Fidelity beneficially owns 3,680,543 of such shares, but does not have power to dispose of or vote such shares. Pyramis has sole dispositive power and sole power to vote or direct the voting of 13,300 of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers and directors were complied with for the Company’s 2008 fiscal year. The Company had no 10 percent beneficial owners of its common stock in 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2008 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	6,635,943	(2)	20.52	(3)	2,236,874
Equity compensation plans not approved by security holders(4)	0		n/a		0
Total	6,635,943		20.52		2,236,874	(5)

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program at forecasted performance.

(3)	Restricted stock units have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)

All of such shares could be used for stock appreciation rights in lieu of stock options, and of such number of securities available for issuance, 900,597 could be utilized for the grant of restricted stock awards. In addition, approximately 211,595 shares remaining in the reserve pool of the Director Stock Plan as of December 27, 2008 could be used either for grants to a director after the initial three months of service or to compensate a director in the form of an annual retainer fee.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations shall be to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transactions

In October 2000, a subsidiary of the Company adopted the Management Stock Purchase Plan, pursuant to which such subsidiary loaned amounts to a group of executive officers of the Company, only three of whom continued to have loans outstanding at some point during 2008. The proceeds of the loans were used to purchase shares of common stock of the Company, which were pledged to secure the repayment of the loans. The purpose of the foregoing loan transactions was to enable the borrowers to substantially increase their ownership in the common stock of the Company and to serve as an incentive for performance to increase shareholder value. Based upon the provisions of the Sarbanes-Oxley Act of 2002, no further loans to executive officers or directors are permitted. The details of the foregoing indebtedness are as follows:

Name	Largest Principal Outstanding in 2008	Outstanding Balance as of 3/16/09	Principal Amount Paid in 2008	Interest Amount
				Interest Rate	Paid in 2008
E.V. Goings	$1,524,661	$0	$1,524,661	5.96%	$59,338
Josef Hajek	107,880	0	107,880	5.96	17,953
Christian E. Skroeder	420,123	0	420,123	5.96	15,881

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s CEO, for seven years. In 2008, her total cash compensation was approximately $139,000. The Company’s BeautiControl subsidiary has employed Mr. Scott Halversen, the son of Mr. David T. Halversen, one of the Company’s named executive officers, for one year. In 2008, his total compensation was approximately $130,000. Each of these transactions was reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 27, 2008, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with that firm its independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control system in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2008 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2008.

Audit, Finance and Corporate Responsibility Committee

Kriss Cloninger III, Chairperson

Catherine A. Bertini

Rita Bornstein, PhD.

Clifford J. Grum

Angel R. Martinez

Robert J. Murray

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

Company performance in 2008 exceeded expectations. Full-year sales increased 8 percent in local currency, versus the Company’s target of 5 percent, and GAAP net income increased by 38 percent. Net income, as measured for incentive purposes, excluding certain pre-defined unusual items and in constant currency, increased by 23 percent, compared with a target of 8 percent. Despite the successful financial performance, however, the Company’s stock price declined in keeping with the overall trends in the market.

The strong performance of the Company in 2008 was reflected in the total compensation received by each of the Company’s CEO, CFO and three other most highly compensated executive officers named in the Summary Compensation Table (the “NEOs”). Each of the NEOs participated in the Company’s 2008 annual cash incentive program (the “Annual Incentive Program”), which had a primary measure of total Company net income of $154.2 million at target achievement and $168.5 million at maximum achievement. The actual 2008 total Company net income performance, as measured under the Annual Incentive Program, was $176.0 million, which exceeded the maximum goal.

The direct selling industry in which the Company operates requires that it recruit, train and motivate large numbers of independent sellers in a variety of geographies. The global nature of the Company’s business results in a significant range of possible effective income tax rates, which increase the complexity of managing the business. The Company’s executive compensation practices are structured in light of these realities, such that some NEOs’ incentive compensation under its Annual Incentive Program is based solely on consolidated net income and cash flow, while other NEOs’ incentive compensation is based in part on consolidated results and in part on the segment profit and cash flow results of groups of business units. In addition to the primary measure of total Company net income, in 2008 two of the Company’s NEOs, Messrs. Halversen and Drake, were measured on segment profit applied for their respective areas of responsibility. Both segments achieved above target performance.

In addition to the annual cash incentive program, Messrs. Halversen and Drake participated in “gainsharing” incentive programs that were intended to reward performance beyond the objectives of the annual cash incentive program for his area of responsibility. Mr. Halversen received a substantial payment under this program due to the outstanding results of the Asia Pacific and Tupperware North America segments. Mr. Drake did not receive a payment due to performance below the segment profit goals set for the Tupperware Europe segment. Messrs. Goings, Hemus and Poteshman did not participate in gainsharing programs in 2008.

In terms of equity compensation, all NEOs received annual grants of stock options in November 2008.

Finally, all NEOs were also participants in a long-term performance share incentive program (the “Performance Share Program”) with a three-year cycle that ended in 2008. This program had target and maximum goals of cumulative earnings per share (“EPS”) of $5.49 and $5.94, respectively, and cumulative cash flow of $338 million and $358 million, respectively. Actual performance under the program was EPS of $6.72 and cash flow of $357 million resulting in payouts of 149 percent of target.

Target versus Actual Compensation

Mr. Goings’ 2008 target cash compensation, defined as current salary and target annual incentive in 2008 plus the target payout under the long-term performance share program ending in 2008, was $3,227,600. Due to above target performance results and corresponding payouts under both the Annual Incentive Program for 2008 ($2,000,000) and under the three-year Performance Share Program that ended in 2008 ($2,035,218), Mr. Goings’ actual cash compensation in 2008 was above target at $5,047,810. Performance Share Program value at target and actual were measured using the average stock price over the last 60 trading days of 2008, the final year in the performance cycle.

Mr. Hemus’ 2008 actual cash compensation of $1,738,151 was higher than his target cash compensation of $1,182,300, also due to performance results and corresponding payouts under the Annual Incentive Program ($960,000) and Performance Share Program ($169,613) above the targets.

Mr. Poteshman’s actual cash compensation of $871,667 exceeded his target cash compensation of $624,650, also due to performance results and corresponding payouts under the Annual Incentive Program ($407,000) and Performance Share Program ($84,807) above the target goals.

Mr. Halversen’s compensation reflected achievement of the maximum goals under his Annual Incentive Program, which was based partially on total Company net income and partially on results of the Asia Pacific and Tupperware North America operating segments for which he had responsibility ($402,416). Aggregate profit in these segments in 2008 was 26 percent higher than in 2007, as measured for incentive purposes, and this outstanding performance also meant that Mr. Halversen achieved his 2008 gainsharing goal ($333,334). Mr. Halversen was also a participant in the Performance Share Program earning above target payout opportunity ($169,613). Consequently, his actual cash compensation of $1,255,474 exceeded his target cash compensation of $965,578.

The Tupperware Europe operating segment, for which Mr. Drake is primarily responsible, achieved profitability above the 2008 annual incentive plan target but below the gainsharing goal. Consequently, Mr. Drake received a payout under the Annual Incentive Program between the targeted and maximum award opportunity ($240,442), but he did not receive a gainsharing payout. As a result, and notwithstanding his participation in the Performance Share Program, under which he earned an above target award ($169,613), Mr. Drake’s actual cash compensation of $763,735 was less than the target of $969,788.

Executive Compensation Philosophy

The Compensation and Management Development Committee of the Board of Directors (the “Committee”) believes that the Company’s compensation program for the NEOs serves to align executive interest with long-term shareholder value creation due to the following characteristics:

•	Emphasis on “at risk” pay such as annual cash incentives, long-term gainsharing and performance share programs and stock options

•	Emphasis on long-term compensation in the form of gainsharing and performance share programs and stock options

•	Rewards based on financial results rather than individual performance against individual objectives

Compensation Benchmarking

To ensure that the Company is able to attract, motivate, and retain key management, the total compensation package of officers below the CEO was targeted for 2008 to the median level of the market. For the CEO, however, the total compensation package was targeted to the 75th percentile of the market. Because of the tenure and abilities of the CEO, including his seasoned experience in the global direct selling industry and experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products, the Board of Directors has followed this practice to ensure that critical objectives for the business are implemented. The expertise of the CEO places the Company at risk, as he is seen as a viable candidate to manage a much larger business. Structuring a compensation program with appropriate retention elements is therefore an important additional goal of the Company’s compensation package for its CEO.

For the purposes of compensation benchmarking in 2008, the Committee defined the market as the 14 remaining peer companies selected in 2006 by the Committee in consultation with Hewitt & Associates LLC (“Comparator Peer Group”), along with general executive compensation survey data. The Comparator Peer Group data is weighted 50 percent and the general survey data is weighted 50 percent.

Companies included in the 2008 Comparator Peer Group are public companies with 2007 revenues of between $1.1 and $9.9 billion, a median fiscal year-end market capitalization of $2.7 billion, and product lines in household durables, consumer goods or beauty products or companies that operate using a direct-selling distribution method. The comparable fiscal year-end market capitalization of the Company was $1.8 billion. The Committee believes that these criteria represent the businesses in which the Company is engaged or against which it competes. The median 2007 revenue of the Comparator Peer Group was $2.2 billion and the Company’s 2007 revenue was $2.0 billion. The 14 companies that made up the 2008 Comparator Peer Group are as follows:

Direct Selling Companies: Avon Products, Inc., Blyth, Inc. (Party Lite), Herbalife Ltd., Nu Skin Enterprises, Inc.

Beauty Companies: Alberto Culver Co., Elizabeth Arden, Inc., Estee Lauder Companies

Other Consumer Products Companies: AptarGroup, Inc., Church & Dwight Co, Inc., Clorox Co., Energizer Holdings, Inc., Jarden Corp., Newell Rubbermaid, Inc., and Spectrum Brands, Inc.

Playtex Products, Inc. was previously included in the Company’s comparator group, but was dropped in 2008 due to its acquisition by Energizer Holdings, Inc. in late 2007. Spectrum Brands was included in the comparator group in 2008, however, it has been dropped from the comparator group in 2009 due to its delisting from the New York Stock Exchange.

Elements materially affected by the benchmarking process include target base salary (salary structure midpoint), target annual bonus, and target long-term performance share incentives and stock. In addition to benchmarking executive compensation to the external market, the Committee establishes executive compensation for officers in light of individual tally sheets prepared by management, which contain a complete picture of each executive’s current and historical compensation elements. Gainsharing programs are not included in the benchmarking process as these programs are intended to promote consistent long-term profitable growth above market expectations. Gains from past equity and long-term cash incentives are not factored into the establishment of target compensation or other remuneration programs, such as for retirement.

While most of the Company’s incentive compensation programs are targeted to the external market, compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted level. Annual and long-term incentive cash compensation is based upon financial results related to the executives’ scope of responsibility. Total compensation of the CEO and other NEOs, being performance-based, will exceed the targeted market level when performance exceeds financial goals. Alternatively, total compensation of the CEO and other NEOs will be less than the targeted market level if financial goals are not achieved.

Special Study of CEO and COO Compensation

Beginning in 2007 with the creation of a COO position and promotion of Mr. Hemus into this position, the Committee has taken a number of steps in order to ensure continued emphasis on high Company performance and successful implementation of management succession initiatives. Salary adjustments in the form of merit and promotional increases in 2007 and 2008, as well as increases to target incentive opportunity in 2008 have been carefully considered and approved by the Committee and Board of Directors, which have also affected the level of internal equity.

With the assistance of a special independent consultant, W.T. Haigh & Co., the Committee conducted a study of CEO and COO compensation to evaluate both the market competitiveness of these positions and their internal equity. Based on the outcome of the study, in February 2009 the Committee approved an increase in the targeted positioning of the COO’s total compensation package to between the median level and 60th percentile of the market used in the study. This increase to targeted positioning above the median, is considered necessary particularly because of the seasoned experience of the COO in managing complex, day-to-day global operations. It is also considered necessary in order to achieve emphasis desired by the Committee for Company performance and management succession, but also has certain internal equity consequences. The Committee determined, with the assistance of its regular independent consultant, that the total compensation (base salary, bonus, and long-

term incentives, excluding retirement and pension benefits) for a typical CEO in the United States is two to three times larger than the total value for the next most senior officer. In 2009, the Committee expects CEO compensation, as defined for the purposes of establishing internal equity and anticipated to be reported in the Summary Compensation Table in the 2010 proxy statement, to be between 2 and 3 times that of the COO.

Based on the new targeted market level of the COO and overall results of the special study of CEO and COO compensation, the Committee approved an increase to target annual incentive, effective in 2009, and targeted long-term incentive for both the CEO and COO in order to better align to the external market. The targeted long-term incentive increase supplements the November 2008 grant, as the study referenced above was conducted using 2008 peer company and general survey data. Additional stock options and performance share units were granted to the CEO and COO in February 2009 to accomplish the increase in long-term incentive value. Each of the CEO and COO received stock options for 44,600 shares. The CEO received a Performance Share Program grant that would, if performance occurred at target performance, result in a payout of 64,075 shares, and the COO received a grant under such program that would result in a payout of 24,850 shares.

Annual Salary and Incentives

The components of executive compensation described below are determined primarily by the following factors: (a) the level and scope of responsibility of the executive; (b) the impact the executive could make on the business; (c) the market competitiveness of the compensation elements and total compensation; and (d) the Company’s short- and long-term goals.

The primary elements of short-term cash compensation are base salary and bonus. Annual base salary is considered a key element in the objective of attracting, motivating and retaining talented executives. Alignment with the competitive marketplace is an important element in setting base salary levels and individual performance is recognized through annual merit increases. Salary ranges are determined by competitive comparisons based on market surveys and data about the Company’s Comparator Peer Group, the weighting of which is described above in Compensation Benchmarking. Annual salary is set within these ranges and may be affected, on a case by case basis, by an individual’s work experience, performance, level of responsibility, impact on the business, tenure, and potential for advancement. A merit increase budget is determined on an annual basis taking into consideration market trends, expectations and inflation. Individual merit increases are determined based on individual, business unit/group of business units and/or total company performance. Additional salary adjustments may be made to individual executives based on positioning relative to the market and/or job changes during the year.

2008 Merit Increases

In 2008, the Board of Directors approved a 2.6 percent merit increase for Mr. Goings, the CEO, an 8.5 percent merit increase for Mr. Hemus, a 4.0 percent merit increase for Mr. Poteshman, a 5.5 percent merit increase for Mr. Halversen and a 3.8 percent merit increase for Mr. Drake. Merit increases for all NEOs, except for Mr. Hemus, went into effect on March 1, 2008. Mr. Hemus’ merit increase became effective January 1, 2008 in conjunction with other changes made to his compensation package as explained below.

2008 Market Adjustments and Other Salary Decisions

In addition to Mr. Poteshman’s merit increase, the Committee recommended and the Board approved a salary increase of 4.6 percent in order to better align his base pay to the market median. Additionally, effective January 1, 2008, the Chief Operating Officer (“COO”), Mr. Hemus, was awarded a 22.9 percent increase to both align his pay with the market, and to also compensate for the elimination of certain allowances related to his transition to living in the United States granted when he joined the Company with the acquisition of Sara Lee Direct Selling. The increase in Mr. Hemus’ compensation was made to compensate Mr. Hemus for his responsibilities, given the scope of the operating activities of the Company on a worldwide basis, and based upon market data provided to the Committee by its regular independent compensation consultant, Hewitt Associates LLC, in November 2007.

2009 Merit and Other Salary Decisions

Merit salary increases are normally considered in February of each year. In February 2009, the Committee recommended and the Board of Directors approved no merit increases for NEO positions at that time due to the current economic outlook. Merit increases may be considered later in the year.

Annual Incentive Program Design

The Annual Incentive Program is structured to reward individual participants with the objective of driving financial performance. Under this program, the NEOs had the potential to earn, at target payout, a percentage ranging from 55 percent to 100 percent of their annual salaries. Annual incentive targets are established based on job level and are benchmarked to the competitive marketplace. The CEO’s incentive payout target was 100 percent of annual salary, while the incentive payout target for Messrs. Poteshman, Drake and Halversen is 55 percent of annual salary. In 2008, in conjunction and consistent with the responsibilities of the position, the incentive target of the COO increased from 70 percent to 80 percent of annual salary. In February 2009, as a result of the special study of CEO and COO compensation described above under Special Study of CEO and COO Compensation, the Committee further increased the incentive target of the COO to 100% and increased the incentive target of the CEO to 120% of annual salary.

The Annual Incentive Program includes performance goals at a threshold, target, and maximum achievement level, with the potential award increasing accordingly. Payout opportunities are 50 percent of the targeted award for threshold achievement, 100 percent of the targeted award for target achievement and 200 percent of the targeted award for maximum achievement. Payout opportunities are interpolated for achievement in between the break points and are expressed for incentive calculation purposes as a payout factor.

The primary performance measure under the Annual Incentive Program is total Company net income; however, as outlined in the Executive Summary, some NEOs’ incentive compensation under this program is in part based on the segment profit of groups of business units. The annual cash incentive program included a working capital “tripwire” which, if not met, resulted in a 25 percent decrease in the amount of incentive compensation that would have been paid to an executive based on actual financial performance compared with program goals. Further, for certain participants including the NEOs, there was a “multiplier” measure based on cash flow that if met resulted in a 10 percent increase to the annual incentive award earned based on actual financial performance versus program goals and assuming at least target achievement of the primary income measure.

Annual incentive payouts were calculated in the following manner.

Year-end Salary x Target percent = Target Award

Payout Factor x Target Award = Base Incentive Award Payout

Base Incentive Award Payout – 25 percent (if working capital tripwire goal not met) = Final Award Payout

Final Award Payout x 110 percent (if multiplier goal met) = Enhanced Final Award Payout

2008 Annual Incentive Program Goals

For the 2008 performance period, total Company net income as measured for incentive purposes was $176.0 million, versus $142.8 million in 2007, measured on a comparable basis including constant foreign exchange rates, and target and maximum level goals were $154.2 million and $168.5 million, respectively. Target net income was 8 percent higher than 2007 actual results and included a 14 percent increase in pre-tax income and a higher tax rate of 23 percent in 2008 versus an 18 percent tax rate achieved in 2007. The $168.5 million maximum net income goal, which was 18 percent higher than 2007 actual net income, included a 25 percent increase in pre-tax income and the same 23 percent income tax rate as with the target goal. Net income was measured at the foreign currency exchange rates used to set the goals and excluded unusual items.

In 2008, the NEOs’ annual incentive compensation focused on net income and segment profit. The CEO, COO, and CFO, reflective of their responsibility for the Company’s overall results, each had 100 percent of his incentive based on consolidated net income. Messrs. Halversen and Drake, reflective of their positions with responsibility for managing segments of the business, had a majority of their annual incentive tied to the segment profit of the segment(s) over which they are responsible (70 percent) and a lesser portion (30 percent) of their annual incentive tied to consolidated net income. The Committee may adjust performance goals during the performance period in the event an executive’s job significantly changes. If this occurs, the NEO’s original and new goals apply pro-rata and in relation to time spent in each position. In 2008, none of the NEOs experienced adjustments to performance goals during the performance period.

In 2008, “working capital turns” served as the primary tripwire, whereby if the target goal was not achieved, payouts were reduced by 25 percent. “Working capital turns” is monthly sales divided by working capital, defined as the sum of current assets and long-term receivables less current liabilities (but excluding cash, debt and income tax-related items). The monthly amounts are aggregated for the year and compared with the goal. The total Company working capital turns target for 2008 was 8.9, while actual working capital turns for the period measured on the same basis was 10.0.

Cash flow for multiplier purposes was defined as GAAP cash flow from operating activities plus cash flow from investing activities adjusted to exclude unusual items. Cash flow is measured in actual dollars and not in constant currency. The total Company cash flow goal for 2008 was $154.2 million, while actual cash flow for the period measured on the same basis was $92.4 million.

Financial measurements under the incentive program exclude the costs, expenses or earnings charges arising out of changes in accounting standards and unusual items such as re-engineering and other exit costs; dispositions of property, plant and equipment outside of the normal course of business and significant insurance recoveries; amortization of acquisition-related intangibles; and costs to modify the Company’s capital structure. Annual incentive plan goals and achievement are measured at constant foreign currency exchange rates. Individuals whose performance metrics are related to net income are generally limited to NEOs, senior executives and corporate staff. In addition, a NEO who has responsibility for a group of operating units may have all or a significant portion of his performance goals based upon segment profit of such operating units. Segment profit, when applied to incentive programs, is measured at the foreign exchange rates used to set the goals and excludes unusual items. Generally, annual incentive plan goals are set by the Committee based upon achieving results at the prior year’s actual level in constant currency to achieve threshold level, with growth rates for target and maximum payouts set in light of Comparator Peer Group past performance, the operating environment and Company specific factors. The 2008 targets are discussed above and outlined in a footnote to the Summary Compensation Table. Segment profit goals established for Group Presidents are generally based upon achieving segment profit equal to the prior year actual in constant currency to achieve a threshold level award, with growth rates for target and maximum payout set in light of the trends and opportunities in the businesses and within the context of the total company goal. In 2008, the segment profit target increase required for target payout for the Asia Pacific and Tupperware North America segments over which Mr. Halversen was responsible was 8.5 percent, and the amount of increase achieved was 26 percent. The segment profit increase required for target payout for the Europe segment over which Mr. Drake was responsible was 9.8 percent, and the amount increase achieved was 13 percent.

In relation to payouts under the 2008 Annual Incentive Program, Mr. Goings received an annual incentive payout of $2,000,000, Mr. Hemus received an annual incentive payout of $960,000, Mr. Poteshman received an annual incentive payout of $407,000, Mr. Halversen received an annual incentive payout of $402,416, and Mr. Drake received an annual incentive payout of $240,442.

2009 Annual Incentive Program Design Changes

In November 2008, the Committee approved design changes to the Annual Incentive Program. For 2009, an incentive opportunity equal to 75 percent of target payout, will be based on an income measure and an incentive opportunity equal to 25 percent or 35 percent of target payout will be based on a cash flow measure. The higher percentage for cash flow performance will be used for participants measured on overall company performance and the performance of groups of businesses and select key profit generating units. This includes the NEOs. The lower percentage will be used for the remaining participants. Consistent with prior years, the income measure for participants measured on corporate performance will be net income and for remaining participants will be segment profit. Achievement versus these goals will continue to be measured in constant currency and exclude the same types of unusual items as in the past.

The cash flow measure was approved for inclusion in the 2009 goals in order to align management’s incentives closely with success in driving this important metric, particularly in light of the difficult external economic environment. It is considered to be a more direct driver of success in generating cash flow than the working capital tripwire and cash flow multiplier included in the previous design. Cash flow will be measured in constant currency and defined the same way as in the past with overall company goals and achievement measured on an after tax basis and goals and achievement for other levels measured on a pretax basis.

Long-Term Incentives

A primary objective of the Company’s compensation program is to align executive interest with long-term shareholder value creation. This alignment is created by emphasizing long-term compensation. The Company provides long-term compensation opportunities to NEOs in the form of cash and equity incentives. Both forms of long-term compensation are performance-based.

Gainsharing Programs

The Company’s NEOs, other than the CEO, COO and CFO, with responsibility for large, strategic or growing markets, or groups of markets, participate in long-term “gainsharing” incentive programs that reward participants for growth in sales and profit above a targeted level. A gainsharing incentive is intended to encourage significant profit growth and also serves as a retention tool for critical leaders of units or groups of units. Gainsharing programs are considered key in accomplishing the Company’s long-term financial objectives and implementing strategic objectives. Messrs. Halversen and Drake each currently participate in three-year gainsharing programs based on the performance of the portion of the business for which they are directly responsible.

Segment profit serves as the primary performance measure under Messrs. Halversen’s and Drake’s gainsharing programs. Maximum earnings opportunity under these gainsharing programs is $1 million with three potential annual payouts based on achieving annual milestone performance goals. If in the first year of the program, segment profit results fall below the first-year performance goal no award will be earned. If the first-year goal is met, the participant will receive a payout of one-third of the bonus opportunity. If the second-year program goal is met, two-thirds of the incentive opportunity will be paid less the amount paid for prior year achievement, if any. If the third-year program goal is met, the full incentive opportunity will be paid out less the amount previously paid under the program, if any. Company sales serve as a “tripwire” measure in that a minimum 90 percent of the year’s operating plan is required in order to earn a payout that year.

Segment profit is measured at the foreign exchange rates used to set the goals and excludes unusual items (see description below under Performance Share Program). Performance targets used for these plans are set forth in a footnote to the Summary Compensation Table. Mr. Halversen received maximum payout of $1,000,000 under his three-year program ending in 2008, $333,334 of which was awarded for 2008 performance. Mr. Drake has not received payout under his program and has one more year of payout opportunity in 2009.

In November 2008, the Committee approved a new three-year gainsharing program for Mr. Halversen beginning in 2009. Profit goals under the new program are the greater of each year’s maximum Annual Incentive Program goal or goals that were set in February 2009. An additional tripwire measure was added to the program in that target cash flow achievement under the Annual Incentive Program is required in order to earn a payout that year.

Performance Share Program

Select key senior executives are eligible for participation in the Performance Share Program, which provides incentive opportunity based on the overall success of the Company, as reflected through increases in cash flow and earnings per share. In 2008, all NEOs participated in the plan.

The Performance Share Program target award represents 40 percent of each NEO’s 2008 long-term incentive target award value (excluding gainsharing programs) and is considered when determining the competitive level of long-term incentive compensation for NEOs. Target awards are determined based on the level of the participant and by competitive comparisons based on market surveys and data about the Company’s Comparator Peer Group, the weighting of which is described under Compensation Benchmarking. Target awards may be modified up or down 15 percent based on the individual performance of the participant. Larger awards are made to those executives that are considered critical to the business, high performers, or high potential talent.

The program is referred to as the Performance Share Program because earned awards are based upon a pre-defined number of performance share units. For plans ending in 2008 and earlier, the award was paid in cash at amounts dependent on the Company’s stock price at the end of the three-year performance periods. The number of units earned can vary from no payout for below threshold performance to 150 percent of target at maximum performance. In addition, participants accrue, but are not paid, dividends declared during the performance period on earned units.

Earnings per share and cash flow serve as the performance measures under this program and are measured the same way as under the Annual Incentive Program, i.e. excluding certain unusual items. These excluded items are the costs, expenses or earnings charges arising out of changes in accounting standards and unusual items such as re-engineering and other exit costs; dispositions of property, plant and equipment outside of the normal course of business and significant insurance recoveries; impairments; amortization of acquisition-related intangibles; and costs to modify the Company’s capital structure.

The earnings per share included within the three-year goal includes a net income goal equal to the target goal under the Annual Incentive Program, converted to earnings per share using the number of diluted shares as of the start of the program. The earnings per share used for each of the following two years in arriving at the target under the program is typically higher than the prior year by a single digit percentage. The target cash flow goal is equal to net income times the diluted shares used in setting the earnings per share goal.

In addition to a target cash flow and earnings per share goal, the plan includes threshold and maximum goals where the threshold is approximately 10 percent below and the maximum approximately 10 percent higher than the target. Performance targets used for this program in the 2006 - 2008 cycle for all NEOs are set forth in a footnote to the Summary Compensation Table.

As a result of the ending of the performance period tied to the 2006 – 2008 Performance Share Program and performance under this program exceeding target achievement level, NEOs participating in the program earned 149 percent of target awards. In relation to payouts under the 2006 – 2008 Performance Share Program, Mr. Goings received an incentive payout of $2,035,218, Messrs. Hemus, Halversen and Drake each received an incentive payout of $169,613, and Mr. Poteshman received an incentive payout of $84,807. Under this Performance Share Program, earnings per share achievement was measured at actual foreign exchange rates.

In November 2008, the Committee approved a modification to outstanding awards such that going forward, beginning with payouts in 2010 (granted in 2007), payouts will be made in common stock. The Committee approved stock payouts as an enhancement to shareholder alignment through increased stock ownership and to remove the volatility in financial statement expense associated with awards made in cash.

Equity Incentives

On an annual basis, the Committee grants stock-based incentive awards to executives in order to align such executives’ interests with those of shareholders and to serve as another component of an executive’s comprehensive compensation package. Such awards are either in the form of a stock option, stock appreciation right, restricted stock, restricted stock unit, performance-restricted stock, or a combination of any or all of these vehicles. These awards are made to a group of executive management, officers, and other key employees that participate in the Annual Incentive Program. The total mix of these equity elements, coupled with awards targeted pursuant to the Performance Share Program, where applicable, is considered in evaluating market competitiveness of the Company’s long-term incentive programs.

In 2008, a stock option was granted to each of the NEOs that was weighted at 60 percent of the long-term incentive target award value (excluding gainsharing programs). Stock options are considered good motivators for executives to deliver on growing the stock price and provide a better alignment with the interests of shareholders than other vehicles, since stock options require favorable company performance in order to create value in the underlying common stock. Stock options are weighted more heavily than awards under the Performance Share Program as a percentage of total long-term incentive value (excluding gainsharing programs) because the Company would like its stock price to grow over the long-term and considers that stock options are the best vehicle to incent management to take the actions that will lead to that growth.

Target awards are determined based on the level of the participant and by competitive comparisons based on market surveys and data about the Company’s Comparator Peer Group, the weighting of which is described under Compensation Benchmarking. Target awards may be modified up or down 15 percent based on the individual performance of the participant. Larger awards are made to those executives that are considered critical to the business, high performers, or high potential talent.

In 2008, stock options were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the date of grant, vesting one-third on each of the first, second, and third anniversary of the grant date. Participants below the Officer level in 2008 were granted awards of stock options, time-based restricted stock or time-based restricted stock units.

Except for occasions generally limited to when equity has been granted to a newly hired or promoted executive or where a market adjustment to an executive’s compensation has been made, the Committee has historically granted stock option awards in November at its regularly scheduled meeting. The date of the meeting and grant has typically been after the release of third-quarter results and prior to the beginning of December. If there had been any material undisclosed information, the Committee would have delayed the date of making annual grants until such time as such information was disclosed.

The Company has adopted a policy, beginning with grants made in November 2008, not to pay to executives dividends or dividend equivalents on performance-based share or unit grants or on time-based restricted share or unit grants until such time as required performance has been achieved or time periods have elapsed, as the case may be.

Retention Awards in the Form of One-Time Restricted Stock Grants

As noted above under Compensation Benchmarking, structuring compensation programs with appropriate retention elements is an important goal of the Company’s compensation package for its CEO and COO. Special one-time restricted stock awards were granted to both the CEO and COO, for 150,000 shares and 100,000 shares, respectively, in February 2009 in order to provide a retention vehicle though the year 2014. The restricted stock awards vest 100 percent between the fifth and sixth anniversary of the grant date, unless the Committee requires a longer period.

Stock Ownership

The Committee requires that the NEOs acquire, over a five-year period following appointment, and then hold, an amount of Company stock equal in value to a multiple of annual salary. For the CEO the multiple is five times annual salary and for the remaining NEOs the multiple is three times annual salary. The Company prohibits executives from hedging the economic risks involved in the ownership of Company stock through the use of derivative instruments. All NEOs are in compliance with the requirements.

Health and Welfare Plans and Perquisites

The NEOs receive certain health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, and disability insurance equal to that provided to other employees, basic life insurance which is available to other employees, and executive life insurance which provides an additional coverage amount equal to one year’s salary.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, financial and tax planning and, for the CEO and COO, annual country club membership dues. Perquisites are offered in order to provide a total compensation package which is competitive with the marketplace for senior level executives as determined by evaluating general market data.

Retirement and Savings Plans

Savings plan programs for NEOs include a qualified retirement savings plan (401K) and a supplemental retirement savings plan. The CEO also participates in a Supplemental Executive Retirement Plan (“SERP”), which provides for an annual benefit of 3 percent of final average SERP-eligible pay multiplied by credited years of service, up to 20 years, which is offset by other Company retirement plan obligations. Final average SERP pay means the highest 3-year average cash compensation, taking into account salary plus bonus, during the last five years of credited service. The CEO has 16 years credited service under the SERP, and the present value of his accumulated benefit as of the end of 2008 was $10,040,034, assuming retirement at age 65, and after offsetting other Company benefits. The SERP was introduced in 2003 as an important retention element of the CEO’s total compensation.

Severance and Change-in-Control Agreements

The Company has entered into change-in-control agreements with its NEOs. These agreements, which have been designed by the Committee with the advice of Hewitt & Associates LLC, have been implemented due to the Committee’s desire to provide that in the event of a threatened change-in-control, adequate retention devices would be in place to assure that senior management continued to operate the business.

In addition, the Company has a severance agreement with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without cause. Other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would be reduced on a dollar-for-dollar basis by any amounts paid under his change-of-control arrangement. The Committee deemed such an agreement, including the level of benefit paid, to be appropriate in the market and to serve as a useful retention device for the CEO.

Compensation of the CEO

The Committee generally applies the compensation philosophy and policies described above in determining compensation recommendations for the CEO. Under the total compensation package for the CEO, the goal is to target a total compensation opportunity at the 75th percentile of market. In addition to the specific financial targets that apply under the compensation programs in which the CEO participates, there are personal objectives that the Board of Directors reviews to evaluate performance. Specifics on the CEO compensation are disclosed in the Summary Compensation Table.

Mr. Goings’ 2008 target cash compensation, defined as current salary and target annual incentive earned in 2008 plus the target payout earned under the long-term performance share program ending in 2008, was $3,227,600. The number of units earned under the Performance Share Program was based on earnings per share and cash flow performance over the 3-year term of the program. The payout was then calculated by applying to the units earned, including dividend equivalents, the Company’s average stock price over the last 60 trading days of the final year of the performance period. Due to the results under the 2008 Annual Incentive Program and 2006-2008 Performance Share Program exceeding the target goals, Mr. Goings’ actual cash compensation in 2008 was above target at $5,047,810.

Administration and Oversight

The Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives. This Committee reviews specific salaries and incentive programs for corporate officers. It recommends for the approval of the full Board of Directors salaries and incentive programs for executive officers at or above the level of senior vice president, including the CEO. While the Committee may specifically set the salary and incentive program for any key executive below the level of executive officer, the Committee as a general matter delegates this role to senior management. The Company’s Chief Human Resources Officer and CEO recommend all officer-level compensation actions, both equity and non-equity in nature, except with respect to the CEO. The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s compensation consultants, and is approved by the independent directors on the full board.

The Committee retained Hewitt & Associates LLC as compensation consultant for 2008 and has renewed this engagement for 2009. The scope of services provided in 2008 were as follows:

•

Provided advice and counsel to the Committee regarding executive compensation design and levels given competitive market compensation for comparable companies as well as Company performance, with a particular focus on CEO compensation,

•	Informed the Committee of compensation trends and regulations, laws and accounting pronouncements that impact executive compensation, and

•	Worked with the Committee and senior management to ensure proper governance processes are followed and that accurate and timely data is provided for decision making.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company’s executive compensation programs have been structured to comply with Section 162(m). Actions regarding compensation paid, or to be paid, to executive management have also complied with Section 162(m); however, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment or action is consistent with the overall best interests of the Company and its shareholders. The Committee certifies that actual performance has been achieved as a precondition to paying any award. The Committee reserves the right to adjust any formula-based amount that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, unusual events, capital gains and losses and changes in capital structure of the Company. Committee discretion is generally limited to reducing or withholding awards. Performance targets are established so as to include or exclude the effects of transactions or events, such that the Committee can only decrease awards by the use of its discretion.

Recapture of Awards and Payments

The Company has a policy to recapture from executives any bonuses paid or shares of Company stock received from a stock award, and/or to cancel an incentive award, in the event that the executive benefits from materially inaccurate financial statements, including those leading to the restatement of financial results of the Company. Any action arising from the implementation of this policy shall be determined by the Committee, in its sole discretion. In 2008, no such recapture occurred.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2008 fiscal year and in this 2009 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Joe R. Lee

Bob Marbut

David R. Parker

J. Patrick Spainhour

M. Anne Szostak

SUMMARY COMPENSATION

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 27, 2008, December 29, 2007 and December 30, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)
E. V. Goings	2008	$1,012,592	$0		$849,794	$1,372,397	$4,035,218	$1,748,870	$455,995	(7)	$9,474,865
Chairman & CEO	2007	990,096	0		736,975	1,102,686	4,408,632	3,092,788	404,415		10,735,592
	2006	986,772	0		692,049	630,653	3,019,623	2,615,414	572,404		8,516,915

Simon C. Hemus	2008	608,538	0		185,187	631,783	1,129,613	n/a	221,704	(8)	2,776,825
President & COO	2007	459,022	0		120,560	256,271	693,000	n/a	317,907		1,846,760
	2006	345,993	318,415	(2)	120,560	91,467	160,797	179	405,455		1,442,866

Michael S. Poteshman	2008	379,860	0		95,094	118,809	491,807	7,360	92,537	(9)	1,185,466
EVP & CFO	2007	346,661	0		80,361	57,554	547,127	(2,166)	83,316		1,112,853
	2006	312,780	0		77,080	62,145	302,462	4,337	94,063		852,867

David T. Halversen	2008	350,110	0		128,024	171,115	905,364	15,764	136,412	(10)	1,706,789
Group President, North America & Beauty	2007	332,386	0		120,543	177,159	1,009,538	19,202	96,801		1,755,629
	2006	314,675	0		115,620	30,624	764,391	16,355	74,174		1,315,839

R. Glenn Drake	2008	353,680	0		128,024	142,190	410,055	20,107	479,047	(11)	1,533,103
Group President, Europe, Africa and the Middle East	2007	342,055	0		120,543	95,689	487,378	8,310	328,988		1,382,963
	2006	339,599	0		115,620	56,435	351,643	16,180	141,554		1,021,031

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)	Includes a retention bonus in the amount of $181,952 and a special bonus of $136,463 related to the transition of the Sara Lee Direct Selling businesses into the Company.

(3)

Amounts are those recognized for financial statement reporting purposes in accordance with FAS 123 (R) related to grants made in 2005, 2006 and 2008. There were no grants in 2007 for which expense was recognized. The value of awards per share, which is expensed pro rata over the vesting period, is the closing market price of the Company’s stock on the date of grant and was $23.49, $20.83 and $17.54 for the grants made in 2005, 2006 and 2008, respectively.

(4)

Amounts are those recognized for financial statement reporting purposes in accordance with FAS 123 (R) related to grants made in 2005 - 2008. The grant-date fair value determined using a Black-Scholes valuation is applied to the number of shares granted under an option and expensed pro rata over the vesting period or more quickly for those who are, or will become, retirement eligible prior to the end of the vesting period. The assumptions used in the Black-Scholes valuations and the resulting value per share granted is as follows:

Year	Grant Date Stock Price/Strike Price ($)	Dividend Yield (%)	Volatility (%)	Risk Free Interest Rate (%)	Expected Life of Option (years)	Resulting Value per Share ($)
2005	23.49	4.2	31	4.4	6	5.45
2006	20.83	4.3	27	4.6	6	4.26
2007	33.77	3.3	28	4.0	6	7.79
2008	17.54	2.6	35	2.9	8	5.51

The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

(5)	Includes awards paid in relation to performance periods of incentive plans ending in 2008. See charts below for quantitative disclosure of performance targets.

2008 Annual Incentive Program

Name	Year End Base Salary	Target %	Target Award	Incentive Measure(s)	Wt	Thresh ($Mil)	Target ($Mil)	Maximum ($Mil)	Achieved($Mil)	Annual Incentive Plan Payout Factor	Base Incentive Award Payout ($)	Working Capital Turns Tripwire Target	Final Award Payout(a)	Cash Flow Target $Mil)	Enhanced Final Award Payout(b)
E. V. Goings	$1,000,000	100%	1,000,000	Company Net Income	100%	$142.8	$154.2	$168.5	$176.0	200%	2,000,000	8.9	2,000,000	$154.2	$2,000,000

Simon C. Hemus	600,000	80%	480,000	Company Net Income	100%	142.8	154.2	168.5	176.0	200%	960,000	8.9	960,000	154.2	960,000

Michael S. Poteshman	370,000	55%	203,500	Company Net Income	100%	142.8	154.2	168.5	176.0	200%	407,000	8.9	407,000	154.2	407,000

David T. Halversen	341,900	55%	188,045	Company Net Income	30%	142.8	154.2	168.5	176.0	200%	112,827	8.9	112,827	154.2	402,416
				Group Segment Profit	70%	78.1	85.8	93.6	98.0	200%	263,263	9.6	263,263	85.8

R. Glenn Drake	344,616	55%	189,539	Company Net Income	30%	142.8	154.2	168.5	176.0	200%	113,723	8.9	113,723	154.2	240,442
				Group Segment Profit	70%	114.4	126.0	137.4	129.1	127%	168,958	6.3	126,719	126.0

(a)	Not meeting the Working Capital Turns target results in a 25% reduction to the Base Incentive Award Payout. Mr. Drake is the only NEO who suffered such reduction.

(b)

Meeting the Cash Flow Multiplier target results in a 10% increase to the Base Incentive Award Payout (after application of the tripwire test). Mr. Halversen is the only NEO whose incentive was enhanced.

Gainsharing Programs

Name	Performance Period	2008 Performance Measure	Gainsharing 2008 Profit Target ($Mil)(a)	Achievement ($Mil)(a)	Gainsharing 2008 Sales Tripwire Target ($Mil)(a)	Award Payout ($)(b)
David T. Halversen	2006 - 2008	Group Segment Profit	$76.7	$93.1	$571.2	$333,334
R. Glenn Drake	2007 - 2009	Group Segment Profit	125.7	117.8	679.2	0

(a)	Segment profit and sales achievements are measured at the foreign exchange rates used to set the goals and excludes unusual items.

(b)	Mr. Halversen’s payout is calculated at $1,000,000, less amounts earned in previous plan years totaling $666,666. Mr. Drake did not earn a payout in 2008.

2006 - 2008 Performance Share Program

Name	Target Award	Dividend Units Accrued	Cash Flow Threshold ($000)	Cash Flow Target ($000)	Cash Flow Maximum ($000)	Cash Flow Achieved ($000)	EPS Threshold	EPS Target	EPS Maximum	EPS Achieved ($)	Performance Share Program Payout Factor	Units Based on Achievement	Trailing 60-Day Ave Stock Price	Award Payout
E. V. Goings	60,000	6,860	$328,000	$338,000	$358,000	$357,000	$5.27	$5.49	$5.94	$6.72	149%	99,473	$20.46	$2,035,218
Simon C. Hemus	5,000	572	328,000	338,000	358,000	357,000	5.27	5.49	5.94	6.72	149%	8,290	$20.46	169,613
Michael S. Poteshman	2,500	286	328,000	338,000	358,000	357,000	5.27	5.49	5.94	6.72	149%	4,145	$20.46	84,807
David T. Halversen	5,000	572	328,000	338,000	358,000	357,000	5.27	5.49	5.94	6.72	149%	8,290	$20.46	169,613
R. Glenn Drake	5,000	572	328,000	338,000	358,000	357,000	5.27	5.49	5.94	6.72	149%	8,290	$20.46	169,613

(6)

Amount represents the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Mr. Hemus was hired after the plan freeze date and was therefore not eligible to participate in the above Company retirement plans. The following is the breakdown for each NEO under the various pension plans:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplement Plan	Supplemental Executive Retirement Plan (SERP)	Total
E. V. Goings	$11,998	$56,486	$1,680,386	$1,748,870
Simon C. Hemus	n/a	n/a	n/a	n/a
Michael S. Poteshman	5,456	1,904	n/a	7,360
David T. Halversen	9,354	6,410	n/a	15,764
R. Glenn Drake	13,731	6,376	n/a	20,107

(7)

For Mr. Goings, All Other Compensation includes executive perquisites provided by the Company, including aircraft usage, club dues, car benefit, company matching contributions on charitable gifts, executive physical, financial and tax services, which are based upon actual amounts paid by the Company, as well as dividends on restricted stock ($119,680), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($19,680) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($261,917).

(8)

For Mr. Hemus, All Other Compensation includes executive perquisites provided by the Company, including aircraft usage, car benefit, club dues and executive physical, which are based upon actual amounts paid by the Company, as well as dividends on restricted stock ($14,080), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($19,680) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($130,919).

(9)

For Mr. Poteshman, All Other Compensation includes executive perquisites provided by the Company, including car benefit and financial and tax services, which are based upon actual amounts paid by the Company, as well as dividends on restricted stock, life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($19,680) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($50,089). Mr. Poteshman, although eligible for an executive physical, did not take advantage of this benefit in 2008.

(10)

For Mr. Halversen, All Other Compensation includes executive perquisites provided by the Company, including aircraft usage ($31,199), car benefit and financial and tax services, which are based upon actual amounts paid by the Company, as well as dividends on restricted stock ($10,560), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($19,680) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($58,171). Mr. Halversen, although eligible for an executive physical, did not take advantage of this benefit in 2008.

(11)

For Mr. Drake, All Other Compensation includes executive perquisites provided by the Company, including car benefit, executive physical, expatriate allowances and benefits ($374,256, of which $4,750 represents reimbursement of associated taxes), financial and tax services and service award, which are based upon actual amounts paid by the Company, as well as dividends on restricted stock ($10,560), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($19,680) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($37,495).

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the Company’s NEOs during 2008.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. V. Goings
Chairman & CEO
Annual Incentive Plan(1)	n/a	$500,000	$1,000,000	$2,000,000
Performance Share Program(2)	n/a				6,250	25,000	37,500
Stock Options	11/19/2008							236,600	$17.54	$1,304,281

Simon Hemus
President & COO
Annual Incentive Plan(1)	n/a	240,000	480,000	960,000
Performance Share Program(2)	n/a				2,500	10,000	15,000
Stock Options	11/19/2008							66,250	17.54	365,210

Michael S. Poteshman
EVP & CFO
Annual Incentive Plan(1)	n/a	101,750	203,500	407,000
Performance Share Program(2)	n/a				1,250	5,000	7,500
Stock Options	11/19/2008							35,350	17.54	194,870

David T. Halversen Group
President, North America & Beauty
Annual Incentive Plan(1)	n/a	94,023	188,045	376,090
Performance Share Program(2)	n/a				1,250	5,000	7,500
Stock Options	11/19/2008							30,750	17.54	169,512

R. Glenn Drake
Group President, Europe, Africa and the Middle East
Annual Incentive Plan(1)	n/a	94,769	189,539	379,078
Performance Share Program(2)	n/a				1,250	5,000	7,500
Stock Options	11/19/2008							30,750	17.54	169,512

(1)

Represents the range of possible future payouts under the Annual Incentive Program, in the absence of achievement of cash flow multiplier (10% increase to payout if achieved) and assuming the working turns tripwire is achieved (25% reduction in payout if not achieved).

(2)

Represents the number of units awarded under the 2008-2010 Performance Share Program. In November 2008, the Company modified this program and beginning with the plan with a performance period ending in 2009, the awards will be made in the Company’s common stock. Under the provision of SFAS 123(R) this reflected a modification of the existing and ongoing plans from cash based awards to equity based awards. The grant date fair market value on the date of modification was $17.54.

(3)	Represents the number of shares under a stock option awarded in 2008. These options vest one-third on the first, second, and third anniversary of the grant date. The options have a 10-year term.

(4)	Reflects the aggregate grant date fair value of the award determined pursuant to FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table sets forth all outstanding equity awards as of fiscal year-end that have been granted to the NEOs, but for which ultimate outcomes have not yet been realized.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	150,000			18.75	11/10/2009
	382,600			15.94	10/26/2010
	191,000			18.56	11/13/2010
	175,100			20.65	9/24/2011
	172,100			16.23	11/5/2012
	75,700			14.63	11/18/2013
	75,700			18.23	11/16/2014
						100,000	(1)	2,076,000
	127,500			23.49	11/16/2015
	85,000	42,500	(2)	20.83	11/1/2016
						18,000	(3)	373,680
	39,000	78,000	(4)	33.77	11/1/2017
		236,600	(5)	17.54	11/18/2018
									40,000	(6)	1,245,600
									25,000	(6)	778,550

Simon C. Hemus	50,000			23.67	12/4/2015
	9,866	4,934	(2)	20.83	11/1/2016
						6,000	(3)	124,560
	15,966	31,934	(4)	33.77	11/1/2017
		66,250	(5)	17.54	11/18/2018
									10,000	(6)	311,400
									10,000	(6)	311,400

Michael S. Poteshman	10,000			18.75	11/10/2009
	18,800			15.94	10/26/2010
	12,000			18.56	11/13/2010
	10,400			20.65	9/24/2011
	13,000			16.23	11/5/2012
	20,000			14.63	11/18/2013
	2,000			18.23	11/16/2014
	15,000			23.49	11/16/2015
	10,666	5,334	(2)	20.83	11/1/2016
						4,000	(3)	83,040
	10,333	20,667	(4)	33.77	11/1/2017
		35,350	(5)	17.54	11/18/2018
									2,500	(6)	77,850
									5,000	(6)	155,700

David T. Halversen	46,600			15.94	10/26/2010
	24,800			18.56	11/13/2010
	20,000			20.65	9/24/2011
	17,800			16.23	11/5/2012
	3,000			23.49	11/16/2015
	9,200	4,600	(2)	20.83	11/1/2016
						6,000	(3)	124,560
	7,400	14,800	(4)	33.77	11/1/2017
		30,750	(5)	17.54	11/18/2018
									5,000	(6)	155,700
									5,000	(6)	155,700

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
R. Glenn Drake	78,200			15.94	10/26/2010
	20,000			18.56	11/13/2010
	34,100			20.65	9/24/2011
	25,000			18.94	1/22/2012
	29,500			16.23	11/5/2012
	3,200			14.63	11/18/2013
	3,200			18.23	11/16/2014
	4,000			23.49	11/16/2015
	10,666	5,334	(2)	20.83	11/1/2016
						6,000	(3)	124,560
	7,400	14,800	(4)	33.77	11/1/2017
		30,750	(5)	17.54	11/18/2018
									5,000	(6)	155,700
									5,000	(6)	155,700

(1)	Shares vest on 1/1/2011, subject to a determination by the Committee of a longer restriction period.

(2)	Options vest on 11/2/2009.

(3)

Performance restricted stock awards vested on February 17, 2009 as 2008 sales and net income as measured under the annual incentive plan exceeded 115% of the respective 2006 amounts in constant currency and the NEO remained employed by the Company.

(4)	Options vest in two equal annual installments beginning on 11/2/2009.

(5)	Options vest in three equal annual installments beginning 11/19/2009.

(6)

Performance shares pursuant to the 2007 - 2009 and 2008 - 2010 Performance Share Programs which were converted to a stock-based award in November 2008. Performance shares are valued at 150% of target achievement level.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth stock option exercises and stock vested for the Company’s NEOs for the year ended December 27, 2008.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
E.V. Goings	200,000	$531,000	18,000	$347,940

Simon C. Hemus	0	0	10,000	166,900

Michael S. Poteshman	15,000	307,977	4,000	77,320

David T. Halversen	50,000	905,004	6,000	115,980

R. Glenn Drake	54,500	1,189,424	6,000	115,980

(1)

Value realized from the vesting of restricted stock awards. With the exception of Mr. Hemus, the restricted stock vested in November 2008 and the closing market price of the Company’s common stock was $19.33 per share on the date of vesting. Mr. Hemus’ restricted stock vested in December 2008 and the closing market price of the Company’s common stock was $16.69 per share on the date of vesting.

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 27, 2008.

2008 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	235,360	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	1,108,104	0
	Supplemental Executive Retirement Plan (SERP)	16	10,040,034	0
Simon C. Hemus(3)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	64,383	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	22,477	0
David T. Halversen	Tupperware Brands Corporation Base Retirement Plan	10	186,493	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	10	127,786	0
R. Glenn Drake	Tupperware Brands Corporation Base Retirement Plan	21	221,385	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	21	102,798	0

(1)	All NEOs except Mr. Poteshman are currently eligible for early retirement.

(2)

The assumptions used for such present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s Annual Report on Form 10-K for the year ended December 27, 2008.

(3)	Mr. Hemus was hired after the plan freeze date and therefore was not eligible to participate in these plans.

Tupperware Brands Corporation Base Retirement Plan

The Tupperware Brands Corporation Base Retirement Plan (BRP) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. Prior plan participation benefits are for years prior to 1989 when the percentage factor was less than 1 percent. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. The early retirement reduction factor for an active employee entering retirement is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62.

Tupperware Brands Corporation Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under IRC Section 415 and 401(a)(17). Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account is as elected in the enrollment materials completed by the participants.

Supplemental Executive Retirement Plan (SERP)

The CEO also participates in a supplemental executive retirement plan (“SERP”), which provides for benefits at 3 percent of final average SERP pay multiplied by the credited years of service up to twenty years. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus bonus, during the last five years of credited service. The benefit under this SERP is reduced by other Company retirement plan obligations received under the BRP, the Retirement Savings Plan and the Supplemental Plan, and is paid out upon retirement in a lump sum. The material factors used to determine the present value of the CEO’s accumulated benefit are a 6 percent effective long-term lump sum conversion interest rate and a 5.75 percent pre-retirement discount rate, 5 percent annual increases in cash compensation and a normal retirement date.

2008 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for annual incentive payout deferral and December prior to the start of each year for salary deferral. Currently, an executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 27, 2008 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	2.89%
Fidelity U.S. Bond Index Fund	3.76
Spartan® Extended Market Index Fund	(38.45)
Spartan® U.S. Equity Index Fund	(37.03)
Spartan® International Index Fund	(41.43)

An executive may elect an in-service distribution under the EDCP. He or she must specify the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the Plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date. Prior to distribution, the deferred amounts, along with any accrued investment gains or losses, are general obligations of the Company.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Simon Hemus, COO, as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. Mr. Hemus’ former employer withheld amounts on a pre-tax basis from compensation that would otherwise have been paid to him for the period from December 6, 2005 through March 31, 2006 and made employer contributions on his behalf for such period, for the purpose of providing deferred compensation. On June 26, 2008, this amount was transferred to the Company and registered as a liability for future payment. The balance in the account is adjusted as of the last day of each calendar year to reflect the rate of return on the Fidelity Managed Income Portfolio Fund that is an investment option under the Tupperware Brands Corporation Retirement Savings Plan. The partial year rate of return for 2008 was 1.55 percent.

Tupperware Brands Corporation Supplemental Plan (Defined Contribution Portion)

The defined contribution portion of the Tupperware Brands Corporation Supplemental Plan serves as a spill-over plan once a participant reaches the IRC Section 401(a)(17) limit. The participant may not continue to defer his or her own earnings, but receives credit for employer matching contributions and employer basic contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts equals the actual return of the Tupperware Brands Corporation Retirement Savings Plan Managed Income Portfolio investment account. The annual rate of return for the calendar year ended December 27, 2008, as reported by Fidelity Investments, the administrator of the plan, was 3.75 percent. Payout from this account is as elected in the enrollment materials completed by the participant.

The following table sets forth the deferred compensation activity under the Executive Deferred Compensation Plan, Select Deferred Compensation Plan and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan, if any, for the Company’s NEOs as of and for the year ended December 27, 2008.

2008 NON-QUALIFIED DEFERRED COMPENSATION TABLE (1)

Name	Executive Contributions in FY 2008 ($)(2)	Registrant Contributions in FY 2008 ($)(2)	Aggregate Earnings in FY 2008 ($)	Aggregate Balance at December 27, 2008 ($)(3)
E. V. Goings	$2,109,648	$261,917	$(794,392)	$5,772,691
Simon C. Hemus	0	130,919	3,680	169,687
Michael S. Poteshman	0	50,089	19,814	550,404
David T. Halversen	0	58,171	15,572	456,807
R. Glenn Drake	0	37,495	19,015	546,412

(1)

In 2008, the interest earned under the Supplemental Plan was 3.75 percent. All NEOs participated in this program, with the following earnings in 2008: Mr. Goings, $133,490; Mr. Hemus, $3,129; Mr. Poteshman, $10,731; Mr. Halversen, $15,572; and Mr. Drake, $19,015. Only two NEOs, Mr. Goings and Mr. Poteshman, participated in the EDCP, with earnings of $(927,882) (-39.2 percent return) and $9,083 (3.8 percent return), respectively. Mr. Hemus is a participant in the Select Deferred Compensation Plan under which partial year interest earned was 1.55 percent with earnings of $551.

(2)	All Executive and Registrant contributions are included in the Summary Compensation Table.

(3)	The following amounts were previously reported as compensation to the NEOs in Summary Compensation Tables for 2007 and 2006. These amounts consist of Executive and Registrant Contributions as follows:

Name	Executive and Registrant Contributions in FY 2007($)	Executive and Registrant Contributions in FY 2006($)
E. V. Goings	$209,163	$1,076,189
Simon C. Hemus	34,497	0
Michael S. Poteshman	30,317	59,455
David T. Halversen	44,299	64,921
R. Glenn Drake	32,265	44,400

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which payments, including perquisites and health care benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment, under certain circumstances, within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company, or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company. A change-in-control is defined to mean an acquisition of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company. The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any open Annual Incentive Program or long-term cash incentive program at target level, as well an amount equal to three times the sum of the NEO’s annual compensation and the Annual Incentive Program payment that would have been payable for the last fiscal year at the target level. The change-in-control agreements also include a modified gross-up provision, pursuant to which the Company will in some circumstances “gross-up” an NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under IRC Section 280G and 4999 as a result of payments under the change-in-control agreements. The agreements provide that an NEO will be entitled to such a gross up if the total amount of the payments owed under the change-in-control agreements is equal to at least 120% of the highest amount that the Executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the Executive would receive under the change-in-control agreements is equal to less than 120% of the highest amount that the Executive would be entitled to receive under the change-in-control agreements without becoming subject to the excise tax, the amount that would be paid to the NEO will be reduced to the amount at which no excise tax will apply. However, the Company has adopted a policy that subsequent to January 1, 2009 any new change-in-control agreements or a change-in-control agreement that is substantially amended subsequent to January 1, 2009 shall not include any tax gross-up provisions. The NEOs would also receive health care benefits for a three-year period and a one-time payment for outplacement services of up to $50,000. The amounts of the benefits that the NEOs would receive under the change-in-control employment agreements were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market.

Under the terms of the Company’s shareholder-approved incentive plan, a change-in-control would result in the following payments or benefits in addition to those in the change-in-control agreements, except that termination of employment would not be a condition for payout: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan which had passed up to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without cause or a termination initiated by the CEO with good reason, as defined by the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the annual incentive plan for the year of termination, (iii) an amount equal to two times the sum of the CEO’s annual base salary and the target annual bonus for the year of termination, irrespective of actual performance by the Company under such bonus plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee. Under the severance agreement, the CEO would be bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the above-described change-in-control employment agreement or the Company’s plans. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its regular independent compensation consultant, using competitive information about the market.

Other Termination Provisions

The Company’s plans provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming a hypothetical triggering event had occurred as of December 27, 2008.

TERMINATION AND CHANGE-IN-CONTROL PAYMENTS

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control(7)
E.V. Goings	Annual Incentive Program(1)	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$—	$—	$1,000,000
	Performance Share Program(2)	3,038,618	3,038,618	3,038,618	—	—	—	1,954,200
	Unvested Stock Option and Restricted Stock Awards(3)	3,211,532	761,852	761,852	253,949	—	—	3,211,532
	Value of Benefits(4)	—	—	—	113,832	—	—	174,459
	Effect of Modified Gross-Up Provision	—	—	—	—	—	—	(1,161,352)
	Excise Tax and Gross-Up Payments(5)	—	—	—	—	—	—	—
	Multiple of Salary and Annual Incentive Program Payments	—	—	—	4,000,000	—	—	6,000,000
	Total Payments(6)	8,250,150	5,800,470	5,800,470	6,367,781	—	—	11,178,839

Simon C. Hemus	Annual Incentive Program(1)	960,000	960,000	960,000	960,000	—	—	480,000
	Performance Share Program(2)	446,413	446,413	446,413	—	—	—	309,900
	Unvested Stock Option and Restricted Stock Awards(3)	337,885	213,325	71,107	71,107	—	—	337,885
	Value of Benefits(4)	—	—	—	—	—	—	142,078
	Effect of Modified Gross-Up Provision	—	—	—	—	—	—	—
	Excise Tax and Gross-Up Payments(5)	—	—	—	—	—	—	1,636,100
	Multiple of Salary and Annual Incentive Program Payments	—	—	—	—	—	—	3,240,000
	Total Payments(6)	1,744,298	1,619,738	1,477,520	1,031,107	—	—	6,145,963

Michael S. Poteshman	Annual Incentive Program(1)	407,000	407,000	407,000	407,000	—	—	203,500
	Performance Share Program(2)	171,307	171,307	171,307	—	—	—	120,350
	Unvested Stock Option and Restricted Stock Awards(3)	196,867	113,827	37,941	37,941	—	—	196,867
	Value of Benefits(4)	—	—	—	—	—	—	112,756
	Effect of Modified Gross-Up Provision	—	—	—	—	—	—	—
	Excise Tax and Gross-Up Payments(5)	—	—	—	—	—	—	772,378
	Multiple of Salary and Annual Incentive Program Payments	—	—	—	—	—	—	1,720,500
	Total Payments(6)	775,174	692,134	616,248	444,941	—	—	3,158,455

David T. Halversen	Annual Incentive Program(1)	402,416	402,416	402,416	402,416	—	—	188,045
	Performance Share Program(2)	308,013	308,013	308,013	—	—	—	206,100
	Unvested Stock Option and Restricted Stock Awards(3)	223,575	99,015	33,005	33,005	—	—	223,575
	Value of Benefits(4)	—	—	—	—	—	—	119,717
	Effect of Modified Gross-Up Provision	—	—	—	—	—	—	(289,893)
	Excise Tax and Gross-Up Payments(5)	—	—	—	—	—	—	—
	Multiple of Salary and Annual Incentive Program Payments	—	—	—	—	—	—	1,589,835
	Total Payments(6)	934,004	809,444	743,434	435,421	—	—	2,037,379

R. Glenn Drake	Annual Incentive Program(1)	240,442	240,442	240,442	240,442	—	—	189,539
	Performance Share Program(2)	308,013	308,013	308,013	—	—	—	206,100
	Unvested Stock Option and Restricted Stock Awards(3)	223,575	99,015	33,005	33,005	—	—	223,575
	Value of Benefits(4)	—	—	—	—	—	—	119,786
	Effect of Modified Gross-Up Provision	—	—	—	—	—	—	(332,553)
	Excise Tax and Gross-Up Payments(5)	—	—	—	—	—	—	—
	Multiple of Salary and Annual Incentive Program Payments	—	—	—	—	—	—	1,602,464
	Total Payments(6)	772,030	647,470	581,460	273,447	—	—	2,008,911

(1)

Current year Annual Incentive Program payment calculated at actual performance for each NEO’s relevant program goals for 2008 in the event of death, disability, retirement, or involuntary termination without cause and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the Annual Incentive Program.

(2)

With the exception of termination upon change-in-control, amounts included are 2006 - 2008 Performance Share Program awards, including dividend equivalents, using the 60-day trading day trailing average ($20.46 for October 2, 2008 through December 26, 2008) and the pro-rata portion of awards under the 2007 - 2009 and 2008 - 2010 Performance Share Programs calculated at forecasted achievement, on a pre-tax basis and not including dividends. Upon termination for change-in-control, the pro-rata portion of the same awards are calculated at target achievement, on a pre-tax basis not including dividends.

(3)

Included in such amounts is the year-end 2008 intrinsic value of in-the-money stock options which would be accelerated upon a termination or change-in-control and the value of all restricted stock awards upon which restrictions would be lifted upon a termination or change-in-control. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years depending on age and service and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause all unvested awards would be forfeited. In the event of voluntary resignation all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)

Under the CEO’s severance agreement, in the event of termination by the Company without cause, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of other benefits provided under the agreement.

(5)

The Company determined the amount of the excise tax payment by multiplying by 20 percent the “excess parachute payment” that would arise in connection with payments made to the applicable NEOs upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Internal Revenue Code. The Company used the following key assumptions to determine the applicable NEO’s tax gross-up payment: (i) the NEO’s income is taxed at the highest federal and applicable state marginal income tax rates, and (ii) all stock option awards are deemed exercised upon the applicable triggering event.

(6)

In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainshare awards do not accelerate in the event of change-in-control or other termination.

(7)

The value of incentives payable as of December 27, 2008 under a change-in-control without termination of employment for the NEOs under Performance Share Programs would be: $1,954,200 for Mr. Goings; $309,900 for Mr. Hemus; $120,350 for Mr. Poteshman; and $206,100 for Messrs. Halversen and Drake. The year-end 2008 intrinsic value of outstanding equity awards that would vest upon change-in-control would be: $3,211,532 for Mr. Goings; $337,885 for Mr. Hemus; $196,867 for Mr. Poteshman; and $223,575 for Messrs. Halversen and Drake. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement or the Company’s plans.

2008 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2008. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Changes in pension Value and nonqualified compensation earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	35,000	92,161			4,860	132,021
Rita Bornstein	14,500	112,161			6,660	133,321
Kriss Cloninger III	54,500	92,161			3,160	149,821
Clifford J. Grum	39,500	92,161			3,680	135,341
Joe R. Lee	31,000	92,161			3,160	126,321
Bob Marbut	37,500	92,161			3,160	132,821
Angel R. Martinez	33,000	92,161			6,660	131,821
Robert J. Murray	36,000	92,161			7,180	135,341
David R. Parker	57,500	92,161			3,680	153,341
Joyce M. Roché	47,500	102,161	3,452	(3)	7,180	160,293
J. Patrick Spainhour	37,000	92,161			3,160	132,321
M. Anne Szostak	42,000	92,161			6,660	140,821

(1)

Amounts are those recognized for financial statement reporting purposes in accordance with FAS 123 (R) related to grants made in 2007 and 2008. The value of awards per share, which is expensed pro rata over the vesting period, is the closing market price of the Company’s stock on the date of grant and was $30.86 and $36.19 for the grants made in 2007 and 2008, respectively. Also included in this column is common stock received as payment of annual retainer amounts. See the discussion under “Compensation of Directors” below regarding receipt of stock in lieu of cash for annual retainer fees.

(2)

Includes product samples with a retail value of $742, dividend equivalents paid on restricted stock units granted in 2008 and, for Ms. Bertini, Dr. Bornstein, Ms. Roché, Ms. Szostak and Messrs. Martinez and Murray, a match on charitable contributions made in 2008 as part of the Company’s matching gift program.

(3)	Represents a preferential amount of accrued interest in 2008 on Ms. Roché’s deferred fees and expenses.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each director at the 2008 fiscal year-end were, respectively: Ms. Bertini, 4,000, 1,500 and 1,957; Dr. Bornstein, 18,000, 1,500 and 1,957; Mr. Cloninger, 12,000, 1,500 and 1,957; Mr. Grum, 0, 1,500 and 4,317; Mr. Lee, 22,000, 1,500 and 1,957; Mr. Marbut, 20,000, 1,500 and 1,957; Mr. Martinez, 17,000, 1,500 and 1,957; Mr. Murray, 8,000, 1,500 and 4,317; Mr. Parker, 20,500, 1,500 and 4,317; Ms. Roché, 12,000, 1,500 and 4,317; Mr. Spainhour, 0, 1,500 and 1,957; Ms. Szostak, 12,000, 1,500 and 1,957.

Compensation of Directors

The Company’s objective is to align director compensation to the median of the competitive marketplace defined as the same Comparator Peer Group developed for executive compensation benchmarking. Annually, the Committee, working in conjunction with its compensation consultant or other external consultant selected by the Committee, reviews Director compensation against the market and recommends adjustments where necessary. In 2008, no changes were made to Director compensation.

Non-employee directors of the Company receive (i) an annual retainer fee of $40,000, (ii) for committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee), (iii) a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors are paid $500), and (iv) grants of stock options, restricted stock and/or restricted stock units, as determined by the Nominating and Governance Committee of the Board of Directors. In 2008, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 1,957 share units per Director intending to deliver a value of $70,800.

Non-employee directors receive one-half of their annual retainer fees in stock and the balance, at their election, in stock or cash. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Brands Corporation common stock be made to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $1,000.

2.	Proposal to Ratify the Appointment of Independent Auditors

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 26, 2009, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent registered public accounting firm of the Company for fiscal year 2008.

Services performed by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2008 fiscal year included, among others: the annual audit of the Consolidated Financial Statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting matters, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although this matter is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2008 and 2007 and for reviews of the financial statements included in the Company’s related Quarterly Reports on Form 10-Q during fiscal years 2008 and 2007 were $4,345,870 and $4,489,460, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2008 and 2007 were $23,000 and $69,865, respectively. Such fees involved the following activities: employee benefit plan audits, attestation services and consultations on matters in various of the countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2008 and 2007 for tax-related services were $2,163,802 and $2,144,738, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2008 and 2007, $1,757,252 and $1,317,840, respectively, related to tax compliance services and $406,550 and $826,898, respectively, related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of approximately $1,365,467 and $979,996 for tax-related services of other accounting and law firms in 2008 and 2007, respectively. Such fees primarily related to tax advice, tax planning and consulting and tax litigation.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal year 2007 for services other than those described in the preceding paragraphs, were $33,770. No such fees were incurred in 2008. Those incurred in 2007 were for work done for foreign subsidiaries such as salary, workforce planning and systems services.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services and the fees related thereto to be provided by PricewaterhouseCoopers LLP in advance of the service. During 2008 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2009 requires the affirmative vote of a majority of votes cast, which means that votes cast “for” ratification must exceed votes cast “against” ratification.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

3.	Shareholder Proposal Regarding Advisory Vote on Executive Compensation

The Connecticut Retirement Plans & Trust Funds, 55 Elm Street, Hartford, Connecticut 06106, which holds 174,513 shares of the Company’s common stock, has notified the Company that its representative intends to present the following proposal at this year’s meeting:

“RESOLVED, that shareholders of Tupperware Brands Corporation (“Tupperware”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

We are concerned about the significant disparity between the compensation of Tupperware’s CEO and that of the second highest compensated named executive officer (NEO). According to Tupperware’s 2008 Compensation Discussion and Analysis, CEO E.V. Goings’ 2007 total compensation of $10,735,592 was roughly 5.81 times the total compensation of the next-highest-paid NEO. A recent Harvard study shows that greater executive pay inequity is associated with lower firm value and greater CEO entrenchment. (Bebchuk, Lucian et al., “Pay Distribution in the Top Executive Team” (February 2007).) Large CEO to NEO pay ratios also may indicate inadequate succession planning, since large disparities may be seen as reflecting significant differences in contribution and ability.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors” remuneration report, which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year. Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Tupperware with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

We Urge Shareholders To Vote For This Proposal.”

Board of Director’s Response

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

Statement of Opposition

The Board of Directors takes very seriously its duties to set executive compensation and management succession policies and practices of the Company. The supporting statement for the above shareholder proposal cites concerns over the significant disparity between the compensation of the chief executive officer and the next highest-paid executive officer. The next highest-paid executive is the recently-appointed chief operating officer, who assumed the position early in 2007 after joining the Company a little over a year prior to that time. The chief executive officer, however, had then served for over 15 years, during which time he had undertaken significant strategic and operational changes in the Company. In addition, a significant element of the chief executive officer’s compensation, namely pension benefits, is no longer afforded to executive officers. Nonetheless, the Board of Directors notes that the disparity between the total compensation for the two positions has significantly diminished between 2007 and 2008, as evidenced by the disclosure contained in this proxy statement. The multiple of the total compensation of the chief executive officer to that of the chief operating officer has decreased from 5.8 times in 2007 to 3.4 times in 2008. Additional compensation actions undertaken in February 2009 by the Board of Directors in respect of the chief executive officer and chief operating officer in connection with incentivizing continued high Company performance and successfully implementing management succession initiatives are expected to have the effect of further lowering the multiple to between 2.0 and 3.0 times. Insofar as management succession is concerned, the Board of Directors has been throughout 2008, and earlier, and continues to be in 2009, fully engaged in management succession planning for the highest levels of executive management of the Company.

The Board of Directors believes that an advisory vote on executive compensation would be an ineffective means for conveying meaningful information about a complex subject. Because shareholders have the means to communicate directly with directors regarding issues of concern, the ability to influence directors regarding executive compensation policies already exists. An advisory vote by shareholders would provide a mere “yes or no” input. Moreover, the Board of Directors is in the best position to make informed decisions regarding executive compensation, and is required to do so in accordance with its duties. Shareholders have neither the duty to make such decisions nor the access to information to equip them to do so. The existing system for compensation decision-making in public companies has, over the years, led to well-established performance-based elements which are elaborately disclosed to shareholders annually.

While the United Kingdom system provides for mandatory advisory votes, the United States has not adopted such a system. To provide such a voting opportunity on a selective basis could lead to a competitive disadvantage to the company by discouraging potential executives from being recruited to the Company.

Finally, the Board of Directors believes that it has been extremely responsive to corporate governance concerns over the past few years, as evidenced by its initiatives to eliminate supermajority voting requirements, to introduce majority voting for directors in uncontested elections, to allow the shareholder rights plan to expire without renewal, and to declassify the Board of Directors.

Vote Required.

To adopt the shareholder’s proposal for an advisory vote on executive compensation, the affirmative vote of a majority of the votes cast is required, meaning that votes cast “for” the proposal must exceed votes cast “against” the proposal.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Notice Requirements

The Company’s By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2010 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy soliciting material, should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than March 4, 2010, and no earlier than February 12, 2010, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy soliciting material relating to the Company’s 2010 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 27, 2009.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

Only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 27, 2009

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 13, 2009

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, “FOR” Item 2 and “AGAINST” Item 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions. 00065496

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
:	INTERNET – www.eproxy.com/tup
Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 12, 2009.

(	PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 12, 2009.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò   Please detach here  ò

The Board of Directors Recommends a Vote FOR All Nominees in Item 1, FOR Item 2 and AGAINST Item 3.

1.	Election of Directors:	01	Kriss Cloninger III	☐	For	☐	Against	☐	Abstain

		02	Joe R. Lee	☐	For	☐	Against	☐	Abstain

		03	Bob Marbut	☐	For	☐	Against	☐	Abstain

		04	David R. Parker	☐	For	☐	Against	☐	Abstain

		05	J. Patrick Spainhour	☐	For	☐	Against	☐	Abstain

2.	The Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	The Shareholder Proposal Regarding Advisory Vote on Executive Compensation			☐	For	☐	Against	☐	Abstain

Dated:
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box ☐ Indicate changes below:	I plan to attend the meeting. ☐ If you check this box an admission ticket will be sent to you.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 13, 2009

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Voting Instruction Card
VOTING INSTRUCTIONS TO TRUSTEE FOR 2009 ANNUAL MEETING OF SHAREHOLDERS May 13, 2009

As a participant in the Tupperware Brands Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation’s common stock at the Corporation’s annual meeting of shareholders to be held on May 13, 2009 and at any adjournment thereof. In this connection, please follow the voting instructions on the reverse side of this card and either vote telephonically, electronically, or sign and date it, and return this card promptly in the postage-paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all nominees in Item 1, FOR Item 2 and AGAINST Item 3, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Defined Contribution Trust.

☒ Please mark votes as indicated in this example.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1, “FOR” ITEM 2 AND “AGAINST” ITEM 3.

(Continued and to be signed on the reverse hereof.)

00065927

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.
: INTERNET – www.eproxy.com/tup
Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 8, 2009.

( PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 8, 2009.

* MAIL – Mark, sign and date your voting instruction card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR All Nominees in Item 1, FOR Item 2 and AGAINST Item 3.

1.	Election of Directors:	01	Kriss Cloninger III	☐	For	☐	Against	☐	Abstain

		02	Joe R. Lee	☐	For	☐	Against	☐	Abstain

		03	Bob Marbut	☐	For	☐	Against	☐	Abstain

		04	David R. Parker	☐	For	☐	Against	☐	Abstain

		05	J. Patrick Spainhour	☐	For	☐	Against	☐	Abstain

2.	The Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	The Shareholder Proposal Regarding Advisory Vote on Executive Compensation			☐	For	☐	Against	☐	Abstain

Dated:
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box ☐ Indicate Changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.